Exhibit 23.1

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dong Fang Minerals, Inc.

I consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of my report dated February 29, 2008 (except as to the second paragraph of Note 1, which is as of April 11, 2008) included therein relating to the financial statements of Dong Fang Minerals, Inc. for the period November 7, 2007 (inception) to January 31, 2008. I also consent to the reference to the firm under the heading “Experts” in this amendment.

Freeport, New York	MICHAEL T. STUDER CPA P.C.
May 6, 2008	Michael T. Studer CPA P.C.